Exhibit 99.1

NEWS RELEASE

FOR RELEASE FRIDAY NOVEMBER 7, 2003 AT 7: 30 AM EST

CONTACTS:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949.598.6160	949.598.6404
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI Systems Reports Third Quarter 2003 Results

LAKE FOREST, CA (November 7, 2003)  MAI Systems Corporation (OTCBB: MAIY.OB) announced today that its three-month and nine-month ended September 30, 2003 revenue, net income (loss), and income (loss) per share from operations were $4.8 million, $0.1 million, $0.01 and $14.8 million, $0.3 million and $0.02, respectively.  This compares to $5.7 million, $(0.2) million, $(0.01) and $16.9 million, $0.5 million, $0.04 for the three-month and nine-month period ended September 30, 2002, respectively.

MAI Chief Executive Officer W. Brian Kretzmer commented, “Our third quarter revenue, although less than a year ago, produced positive earnings as we have been very prudent in managing our expenses. There have been hopeful signs in the lodging industry suggesting that a continued improvement in the occupancy rate and average room rate will drive increased capital spending on technology.  We remain cautiously optimistic that this will create greater demand for our products and services from an industry that has curtailed spending since the tragedy of September 11th .”

About MAI Systems Corporation

MAI Systems is a worldwide provider of total information system solutions to the hospitality, resort and destination market. Headquartered in Lake Forest, California, MAI has worldwide offices for sales and service. For information on the Company’s innovative hospitality solutions, call 1.800.497.0532, or visit www.hotelinfosys.com or www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other interim reports filed from time to time with the Securities and Exchange Commission.  Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

MAI SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) For the Three Months Ended September 30,		(Unaudited) For the Nine Months Ended September 30,
	(in thousands, except per share data)		(in thousands, except per share data)
	2002	2003	2002	2003
Revenue:
Software	$1,396	$842	$3,787	$3,098
Network and computer equipment	328	104	731	339
Services	3,987	3,868	12,413	11,315
Total revenue	5,711	4,814	16,931	14,752

Direct costs:
Software	158	167	507	425
Network and computer equipment	276	73	569	238
Services	1,366	1,109	4,485	3,384
Total direct costs	1,800	1,349	5,561	4,047
Gross profit	3,911	3,465	11,370	10,705

Selling, general and administrative expenses	2,404	2,307	6,787	7,277
Research and development costs	797	764	2,461	2,104
Amortization of intangibles	25	—	134	—
Other operating (income) loss	232	(134)	237	(181)
Operating income	453	528	1,751	1,505

Interest income	1	—	4	1
Interest expense	(372)	(286)	(1,146)	(928)
Other non-operating expense	(14)	(98)	(41)	(309)

Income from continuing operations before income taxes	68	144	568	269
Income tax benefit (expense)	(8)	(12)	(16)	41
Income from continuing operations	60	132	552	310

Loss from discontinued operations	(223)	—	(43)	—

Net income (loss)	$(163)	$132	$509	$310

Income (loss) per share:

Continuing Operations:
Basic income per share	$0.00	$0.01	$0.04	$0.02

Diluted income per share	$0.00	$0.01	$0.04	$0.02

Discontinued Operations:
Basic income (loss) per share	$(0.01)	$0.00	$0.00	$0.00

Diluted income (loss) per share	$(0.01)	$0.00	$0.00	$0.00

Net income per share:

Basic income (loss) per share	$(0.01)	$0.01	$0.04	$0.02

Diluted income (loss) per share	$(0.01)	$0.01	$0.04	$0.02

Weighted average common shares used in determining income (loss) per share:

Basic	14,119	14,575	13,876	14,525
Diluted	14,569	14,875	14,326	14,825

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